April 13, 1995





Mr. Robert Van Buren
1096 Oakland Avenue
Plainfield, NJ   07060

Re:  Smith Corona Corporation 1990 Stock Option Plan

Dear Bob:

         Pursuant to the terms of the Smith Corona Corporation 1990 Stock Option Plan, as amended (the "Plan"), a copy of which is attached hereto as Exhibit A, the Stock Option Committee (the "Committee") of the Board of Directors of Smith Corona Corporation (the "Company") hereby grants you an option (the "Option") to purchase shares of the Company's Common Stock, par value $.01 per share (the "Shares"), in accordance with the following terms and conditions:

         1. Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants you, effective as of March 24, 1995 (the "Date of Grant"), an Option to purchase 100,000 Shares at a price per share equal to $2.750 (the "Option Price").

         2. Time of Exercise. The Option may be exercised three months from the Date of Grant, provided, however, that this vesting period, which differs from the terms of the Plan as of the date hereof, is subject to stockholders' approval, and shall remain exercisable until the Expiration Date, when the right to exercise shall terminate absolutely. The Expiration Date shall be the earliest to occur of the following:

                 (i) if you shall cease to be employed by the Company for any reason other than Death, Disability, Special Employment Termination, Retirement or Termination for Cause (each as defined in the Plan), thirty (30) days after the date of termination of employment; or

                (ii) if you shall cease to be employed by the Company because of Disability or Death, twelve (12) months after the date you terminate employment because of Disability or Death;
or

               (iii) if you shall cease to be employed by the Company because of Retirement, the later of twelve (12) months from the date of Retirement or three (3) years and six (6) months from the Date of Grant; or

                (iv) if you are Terminated for Cause, the date of termination of employment; or

                 (v) if you shall cease to be employed by the Company as a result of Special Employment Termination, the day twelve (12) months after you cease to be employed or the date before the tenth anniversary of the Date of Grant.

         For purposes hereof, the terms "Disability,"
"Retirement," "Termination for Cause," and "Special Employment
Termination" shall have the meanings ascribed to them in the Plan.

         3. Payment for Shares. Full payment for Shares purchased upon the exercise of the Option shall be made in cash or in Shares already owned by you having a total fair market value (as determined pursuant to Section 8.2 of the Plan) upon such exercise, as determined by the Committee, equal to the Option Price or a combination of cash and Shares having a total fair market value, as so determined, equal to the Option Price.

         4. Manner of Exercise. The Option shall be exercised by giving written notice of exercise to the Committee, in care of the Company's Secretary at the Company's headquarters in New Canaan, Connecticut. Such notice shall be deemed to have been given when hand delivered, telecopied or mailed, first class, postage prepaid and shall be irrevocable once given.

         5. Nontransferability of Option. The Option may not be transferred or assigned by you otherwise than by will or the laws of descent and distribution or be exercised other than by you or, in the case of your death, by your personal representative, heir or legatee.

         6. Securities Laws. The Committee may from time to time impose any conditions on the exercise of the Option as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of Rule 16b-3, or any successor rule, promulgated by the Securities and Exchange Commission. Such conditions may include, without limitation, the partial or complete suspension of the right to exercise the Option.

         7. Issuance of Certificate. Subject to the provisions of paragraph 6 hereof, a certificate for the Shares issuable on the exercise of an Option shall be delivered to you or to your personal representative, heir or legatee upon the satisfactory exercise of an Option, provided that no certificates for Shares will be delivered to you or to your personal representative, heir or legatee until (a) appropriate arrangements have been made with the Company for the withholding of any taxes that may be due with respect to such Shares and (b) the Option Price has been paid in full. The Company may condition delivery of certificates for Shares upon the prior receipt from you of any undertakings that it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.

         8. Right Prior to Exercise. Neither you nor your personal representative, heir or legatee shall have any of the rights of a shareholder with respect to any Shares until the date of the issuance by the Company of a certificate for such Shares as provided in paragraph 7 hereof.

         9. Status of Option; Interpretation. The Option is intended to be a non-qualified stock option, and it is further intended that the Shares transferred pursuant to the exercise of the Option shall constitute property subject to federal income tax pursuant to the provisions of Section 83 of the Internal Revenue Code of 1986, as amended. The Committee shall have sole power to resolve any dispute or disagreement arising out of this Agreement. The interpretation and construction of any provision of this Option or the Plan made by the Committee shall be final and conclusive and, insofar as possible, shall be consistent with the requirements of a non-qualified stock option.

         10. Option Not to Affect Employment. The Option granted hereunder shall not confer upon you any rights to continue in the employment of the Company.

         11. Miscellaneous. (a) The address to which notices, demands and other communications to be given or delivered to you under or by reason of the provisions hereof shall be the address set forth below under your signature unless you advise the Committee otherwise in writing.

              (b) This letter agreement may be exercised in one or more counterparts, all of which taken together will constitute one and the same instrument.

              (c) The validity, performance, construction and effect of this letter agreement shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

              (d) You hereby acknowledge receipt of a copy of the Plan attached hereto and agree to be bound by all the terms and provisions thereof as the same may be amended from time to time.

         12. Entire Agreement. This letter agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This letter agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         If you are in agreement with the foregoing, please indicate your acceptance of the terms and conditions of this Option by signing a counterpart of this letter agreement in the space provided (together with a witness to your signature), completing the information for your address and returning it to the undersigned in the envelope enclosed for that purpose.


    SMITH CORONA CORPORATION


    By:___________________________
                                  Name:
                                  Title:


    Accepted and Agreed:


    ______________________________
    Robert Van Buren





Exhibit A - 1990 Stock Option Plan